Exhibit 10.1

CRYO-CELL INTERNATIONAL, INC.

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

FOR

DAVID PORTNOY

This Amended and Restated Employment Agreement (the “Agreement”) is made and is effective as of December 1, 2017 (the “Effective Date”) by and between Cryo-Cell International, Inc. (the “Company”) and David Portnoy (“Executive”).

WHEREAS, Executive is currently employed as the Co-Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive desire to assure the continued services of Executive pursuant to the terms of this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Company and Executive hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, Executive agrees to serve as Co-Chief Executive Officer of the Company. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Company. Failure to re-appoint or re-elect Executive as a senior executive officer of the Company without the consent of Executive during the term of this Agreement shall constitute a breach of this Agreement.

2.	TERMS AND DUTIES

(a) The Company hereby employs the Executive for a period of twenty-four months, commencing on December 1, 2017 and expiring on November 30, 2019 (the “Initial Term”). The Initial Term shall be automatically extended for successive additional one-year periods (“Additional Employment Terms”) unless, at least sixty (60) days prior to the end of the Initial Term or an Additional Employment Term, the Company or the Executive has notified the other in writing that the Agreement shall terminate at the end of the then-current term.

(b) During the period of his employment hereunder, except for periods of absence occasioned by illness or reasonable vacation periods, Executive shall faithfully perform his duties hereunder including activities and services related to the organization, operation and management of the Company. Executive shall devote substantially all of his business time to the Company.

3.	COMPENSATION AND REIMBURSEMENT

(a) Base Salary. The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). In consideration of the services to be rendered by Executive hereunder, the Company shall pay Executive as compensation a salary of not less than Five Hundred Forty-Seven Thousand Three Hundred Fifty ($547,350) per year (“Base Salary”). Such Base Salary shall be payable bi-weekly, or in accordance with the Company’s normal payroll practices. During the period of this Agreement, Executive’s Base

Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Committee”). The first such review will be made no later than December 1 of each year during the term of this Agreement and shall be effective from the first day of December each calendar year. The Committee may increase, but not decrease, Executive’s Base Salary (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement), provided, however, that commencing on December 1, 2018, Executive’s Base Salary shall increase by at least ten (10) percent. In addition to the Base Salary provided in this Section 3(a), the Company shall provide Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Company.

Cash Bonus. For the fiscal years December 1, 2017 to November 30, 2018 and December 1, 2018 to November 30, 2019, the Executive’s bonus (“Bonus”) shall be a percentage of his Base Salary equal to the sum of (x) the product of 11.11% and the number of the six bonus criteria achieved based upon the Company’s annual Net Revenue and Weighted Average Stock Price (as defined below) and (y) the product of 11.11% and the number of the three Subjective Performance criteria achieved. The bonus criteria for the fiscal year ending November 30, 2018 are set forth in the following schedule. Bonus criteria for the fiscal year ending November 30, 2019 shall be based on the same three standards and the same three criteria weighted the same as for the fiscal year ending November 30th, 2018 and shall be established by February 28, 2019 by the Committee in its sole discretion after consultation with the Executive (except for the subjective criteria which shall be determined by the Committee by the Bonus due date).

The Bonus for each fiscal year will be paid promptly after such year’s audited financial statements for the Company have been finalized, and when the Committee has certified that the Bonus has been earned by the Executive, however, in no event will the Bonus be paid later than five days following the completion by the independent auditors of the Company’s financial statements for such year. The Committee in its sole discretion may authorize payment of the Bonus prior to the finalization of the Company’s audited financial statements.

The Committee will, with respect to each bonus criteria, determine a bonus percentage within the percentage range for results that fall between Threshold and Target as well as between Target and Stretch levels of performance. The annual Bonus criteria and payouts shall be pro-rated for periods of employment of less than twelve months. The bonus criteria for each fiscal year shall be determined without regard to any accounting impact of any Bonus or Performance Grant, as defined below, on the Company’s financial statements for such fiscal year. In addition to the Bonus, the Executive shall also be eligible to participate in any other bonus programs that are available to senior executive officers of the Company.

FYE 11/30/18	Threshold	Target	Stretch
Net Revenue Increase for FYE 11/30/18 compared to FYE 11/30/17 weighted 1/3	6%	8%	10%
Weighted Average Stock Price weighted 1/3	$8.75	$9.50	$10.25
Subjective Performance weighted 1/3	TBD by Comp Committee by Bonus due date	TBD by Comp Committee by Bonus due date	TBD by Comp Committee by Bonus due date

The Net Revenue Increase bonus criteria shall be based on the annual net revenue of the Company as set forth in its audited financial statement.

The Weighted Average Stock Price shall be calculated based on: (i) the trading day average closing price of the Company’s stock for each of the last three months of the fiscal year; and (ii) the weighting of each monthly average closing price of the Company’s stock from September through November such that the October average closing price is weighted twice the September average closing price; and the November average closing price is weighted three times the September average closing price.

The Subjective Performance criteria shall be determined in the sole discretion of the Committee after consultation with the Executive.

(b) Equity Awards.

(i) Base Grants.

The Company agrees to grant to the Executive (1) 23,636 qualified stock options for the Company’s stock on the date of this Agreement and (2) 23,636 qualified stock options on December 1, 2019 if employed on such date. The options shall be issued under the Company’s 2012 Stock Plan or a subsequent Company stock plan. The options granted on the date of this Agreement will vest 1/3 upon grant, 1/3 on December 1, 2018 and the remaining 1/3 on November 30th, 2019. The options granted on December 1, 2019 will vest 1/3 upon grant, 1/3 on December 1, 2020 and the remaining 1/3 on November 30, 2021. A grant agreement memorializing these terms shall be executed by the parties on or as soon as practicable after the grant date.

(ii) Performance Grants.

In addition to the option grants described above, if the Executive is employed by the Company on November 30, 2018, then no later than February 28, 2019, the Company shall grant the Executive up to 47,273 qualified stock options for the Company’s stock. If the Executive is employed by the Company on November 30, 2019, then no later than February 28, 2020 the Company shall grant the Executive up to an additional 47,273 qualified stock options for the Company’s stock. Such performance grants shall be made under the Company’s 2012 Stock Plan or a subsequent Company stock plan.

For the fiscal years December 1, 2017 to November 30, 2018 and December 1, 2018 to November 30, 2019, the Executive’s performance grant shall be a percentage of 47,273 qualified stock options equal to the sum of (i) the product of 11.11% and the six bonus criteria achieved based upon the Company’s annual Net Revenue and Weighted Average Stock Price; and (ii) the product of 11.11% and the number of the three Subjective Performance criteria achieved. The performance grant criteria for the fiscal year ending November 30, 2018 are set forth in the following schedule. Unless otherwise agreed to in writing by the Executive and the Committee, performance grant criteria for the fiscal year ending November 30, 2019 shall be based on the same standards, and the same weightings as for the fiscal year ending November 30, 2018 and shall be established by February 28, 2019 by the Committee in its sole discretion after consultation with the Executive (except for the subjective performance criteria which shall be determined by the Committee by February 28, 2020).

FYE 11/30/18	Threshold	Target	Stretch
Net Revenue Increase for FYE 11/30/18 compared to FYE 11/30/2017 weighted 1/3	10%	11%	12%
Weighted Average Stock Price weighted 1/3	$10.25	$11.00	$11.75
Subjective Performance weighted 1/3	TBD by Comp Committee by grant date	TBD by Comp Committee by grant date	TBD by Comp Committee by grant date

The Net Revenue Increase performance grant criteria shall be based on the annual net revenue of the Company as set forth in its audited financial statement.

The Weighted Average Stock Price shall be calculated based on: (i) the trading day average closing price of the Company’s stock for each of the last three months of the fiscal year; and (ii) the weighting of each monthly average closing price of the Company’s stock from September through November such that the October average closing price is weighted twice the September average closing price; and the November average closing price is weighted three times the September average closing price.

The Subjective Performance grant criteria shall be determined in the sole discretion of the Committee after consultation with the Executive.

The performance grants earned above by the Executive for each fiscal year will be made promptly after such year’s audited financial statements for the Company have been finalized, and when the Committee has certified that the performance grants have been earned by the Executive, provided, however, in no event will the performance grants be made later than five days following the completion by the independent auditors of the Company’s financial statements for such year. The Committee in its sole discretion may make the performance grants prior to the finalization of the Company’s audited financial statements.

The Committee will, with respect to each performance grant criteria, determine a performance grant criteria percentage within the percentage range for results that fall between Threshold and Target as well as between Target and Stretch levels of performance.

The performance grant criteria for each fiscal year shall be determined without regard to any accounting impact of any Bonus or Performance Grant on the Company’s financial statements for such fiscal year.

In addition to the option grants described above, if the Executive is employed by the Company on November 30, 2018, then no later than February 28, 2019, the Company shall grant the Executive up to 11,818 qualified stock options for the Company’s stock for each dollar by which the Weighted Average Stock Price (as defined above) exceeds $11.75 with respect to the 2018 fiscal year. If Executive is employed by the Company on November 30, 2019, then no later than February 28, 2020, the Company shall grant the Executive up to an additional 11,818 qualified stock options for the Company’s stock for each dollar by which the Weighted Average Stock Price exceeds a price to be determined at the discretion of the Compensation Committee with respect to the 2019 fiscal year. Such performance grants shall be made under the Company’s 2012 Stock Plan or a subsequent Company stock plan.

(iii) Restricted Stock

The Executive shall have the right to elect in writing to the Compensation Committee to receive a cash payment in lieu of up to 38.5% of the performance grant shares of restricted stock earned for the fiscal year December 1, 2016 to November 30, 2017, provided that such election results in no additional expense to the Company nor has a detrimental impact on the Company’s financial statements, as determined by the Compensation Committee. The cash payment shall be paid to Executive in a lump sum and shall be equal to the trading day closing price of the Company’s common stock on March 15, 2018, multiplied by the number of shares of restricted stock elected to be exchanged for a cash payment pursuant to this paragraph.

Benefits. The Executive shall be eligible to participate in all employee benefit plans, arrangements and perquisites provided by the Company to senior executive officers, including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Company.

(c) Reimbursements. The Company shall pay or reimburse Executive for all reasonable business expenses incurred by Executive in performing his obligations under this Agreement (including, without limitation, for commuting expenses from the Executive’s residence in Miami to the Company’s offices in Tampa, reasonable lodging expenses while working in the Company’s offices in Tampa, reasonable rental car expenses for when the Executive is working in the Company’s offices in Tampa, reasonable business travel and reasonable entertainment expenses, and fees for memberships in such clubs and organizations that Executive and the Board mutually agree are necessary and appropriate to further the business of the Company) to the extent such expenses are substantiated and are consistent with the general policies of the Company relating to the reimbursement of expenses of senior executive officers. Any such reimbursements shall be made not later than ninety (90) days after the date on which the Executive incurs the expense. In no event will the amount of expenses so reimbursed by the Company in one year effect the amount of expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year. In accordance with the preceding, the Company specifically agrees to pay for the Executive’s membership at a fitness club in the Tampa area.

(d) Certain Fees. The Company shall pay the Executive’s reasonable legal and financial consulting fees and costs incurred by the Executive in connection with the negotiation and execution of this Agreement.

(e) Perquisites. The Company shall provide to the Executive all employee and executive perquisites which other senior executive officers of the Company are generally entitled to receive, in accordance with Company policy set by the Board from time to time including paid time off of no less than four weeks.

4.	OUTSIDE ACTIVITIES

Executive may serve as an executive, an employee or a member of the board of directors of business, community and charitable organizations provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement or present any conflict of interest.

5.	WORKING FACILITIES

Executive’s principal place of employment shall be at the Company’s offices in Miami; provided that Executive shall travel to the Company’s headquarters offices as necessary to fulfill his responsibilities under this Agreement.

6.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

(a) The provisions of this Section 6 shall apply upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

(i) the involuntary termination by the Company of Executive’s full-time employment hereunder for any reason other than (A) Disability (as defined in Section 7) or Retirement (as defined in Section 7), or (B) termination for Cause (as defined in Section 8), provided that such termination of employment constitutes a “Separation from Service” as defined below; or

(ii) Executive’s resignation from the Company, upon any

(A)	failure to elect or re-elect or to appoint or re-appoint Executive as a senior executive officer of the Company,

(B)	liquidation or dissolution of the Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or

(C)	material breach of this Agreement by the Company.

Upon the occurrence of any event described in clauses (ii) (A), (B), or (C), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon thirty (30) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect. The Company shall have thirty (30) days to cure the conditions giving rise to the Event of Termination, provided that the Company may elect to waive such thirty (30) day period. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Company, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this

Agreement and this Section by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Company and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), or (C) above.

(iii) The termination of Executive’s employment by the Company, or the Executive’s voluntary resignation from the Company’s employ, at any time following a Change in Control during the term of this Agreement. For these purposes, a Change in Control of the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (a), considered as though he were a member of the Incumbent Board or (b) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction in which the Company is not the surviving institution occurs or is implemented or (c) Executive is not elected to serve as a director of the Company.

Upon the occurrence of an Event of Termination described in Section 6(a)(i), (ii) or (iii), on the Date of Termination, as defined in Section 9(b), no later than 30 days after such Event of Termination, the Company shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum amount equal to two years of the Base Salary, plus the amount of his most recent Bonus earned by Executive, such that the payments are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) under the “short term deferral rule.” Also upon the occurrence of an Event of Termination, all shares and restricted shares of the Company and options for the Company’s shares held by Executive which have been granted but are unvested pursuant to this Agreement or any prior agreement shall immediately vest.

(b) Upon the occurrence of an Event of Termination, the Company will cause to be continued, at Company’s sole expense life and non-taxable medical, dental and disability coverage substantially identical to the coverage maintained by the Company for Executive prior to his termination. Such coverage or payment shall continue for thirty-six (36) months from the Date of Termination. If the Company cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations (including, but not limited to the Affordable Care Act) prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Company to penalties, then the Company shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s Date of Termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Company to penalties.

7.	TERMINATION UPON RETIREMENT, DISABILITY OR DEATH

(a) For purposes of this Agreement, termination by the Company of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment by the Company upon attainment of age 65, or such later date as determined to by the Board of Directors of the Company. Upon termination of Executive’s employment upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Company and other plans to which Executive is a party but shall not be entitled to the termination benefits specified in Section 6(b) through (d) hereof.

(b) Termination of Executive’s employment based on “Disability” shall be construed to comply with Code Section 409A and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) Executive is determined to be totally disabled by the Social Security Administration. In the event of Executive’s Disability, the Company may terminate this Agreement, provided that the no later than 30 days after the date of such Disability, the Company shall pay the Executive a cash lump sum equal to two years of his Base Salary at the rate in effect at the time of Executive’s Disability and provided further that any amounts actually paid to Executive pursuant to any disability insurance or other similar such program which the Company has provided or may provide on behalf of its employees or pursuant to any workman’s or social security disability program shall reduce the compensation to be paid to Executive pursuant to this paragraph. Also upon Executive’s Disability, all shares and restricted shares of the Company and options for the Company’s shares held by Executive which have been granted but are unvested pursuant to this Agreement or any prior agreement shall immediately vest.

(c) In the event of Executive’s death during the term of the Agreement, within 30 days after the date of his death, the Company shall pay his estate, legal representatives or named beneficiaries (as directed by Executive in writing) a cash lump sum equal to twice the Executive’s Base Salary at the rate in effect at the time Executive’s death, and the Company will continue to provide medical and dental coverage for Executive’s dependents for two (2) years after Executive’s death. If the Company cannot provide such continued benefits because applicable rules and regulations (including, but not limited to the Affordable Care Act) prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Company to penalties, then the Company shall pay the Executive’s dependents a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s date of death or the effective date of the rules or regulations prohibiting such benefits or subjecting the Company to penalties. Also upon Executive’s death, all shares and restricted shares of the Company and options for the Company’s shares held by Executive which have been granted but are unvested pursuant to this Agreement or any prior agreement shall immediately vest.

8.	TERMINATION FOR CAUSE

In the event that employment hereunder is terminated by the Company for Cause, the Executive shall not be entitled to receive compensation or other benefits for any period after such termination, except as provided by law. As used herein, “Cause” shall exist when there has been a good faith determination by the Board that there shall have occurred one or more of the following events with respect to the Executive: (i) the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude; (ii) the commission by the Executive of a criminal or other act that, in the judgment of the Board will likely cause substantial economic damage to the Company or substantial injury to the business reputation of the Company; (iii) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Company; or (iv) the continuing failure of the Executive to perform his duties to the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after written notice thereof and a reasonable opportunity to cure such failure are given to the Executive by the Board. Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose, finding that in the good faith opinion of the Board the Executive committed conduct described above. Upon a finding of Cause, the Board shall deliver to the Executive a Notice of Termination, as more fully described in Section 9 below.

9.	NOTICE

(a) Any purported termination by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon.

(b) “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, except in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given). In the event of termination for Cause, termination shall be immediate upon the receipt of a Notice of Termination.

10.	ADDITIONAL PAYMENTS RELATED TO A CHANGE IN CONTROL

(a) Upon the occurrence of an Event of Termination under Section 6(a)(iii), in addition to the severance benefits described in Section 6, Executive shall be entitled to receive a tax gross up payment from the Company as set forth herein.

(b) In addition, in each calendar year that Executive is entitled to receive payments or benefits under the provisions of this Agreement and/or a Company sponsored employee benefit plan, the independent accountants of the Company shall determine if an excess parachute payment (as defined in Section 4999 of the Code) exists. Such determination shall be made after taking into account any reductions permitted pursuant to Section 280G of the Code and the regulations thereunder. Any amount determined to be an excess parachute payment after taking into account such reductions shall be hereafter referred to as the “Initial Excess Parachute Payment.” As soon as practicable after a Change in Control, the Initial Excess Parachute Payment shall be determined. For purposes of this determination, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income tax (including, but not limited to, the Alternative Minimum Tax under Code Sections 55-59, if applicable) and state and local income tax, if applicable, at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date such payment is payable, net of the maximum reduction in the federal income taxes which could be obtained from any available deduction of such state and local taxes. Any determination by the independent accountants shall be binding on the Company and Executive. Such Initial Excess Parachute Payment shall be paid to Executive or on his behalf to the applicable taxing authority, subject to applicable withholding requirements under applicable state or federal law, in an amount equal to:

(i)	twenty percent (20%) of the Initial Excess Parachute Payment (or such other amount equal to the tax imposed under Section 4999 of the Code), and

(ii)	such additional amount (tax allowance) as may be necessary to compensate Executive for the payment by Executive of state and federal income and excise taxes on the payment provided under paragraph (b)(i) above and on any payments under this paragraph (b)(ii). In computing such tax allowance, the payment to be made under paragraph (b)(i) shall be multiplied by the “gross up percentage” (“GUP”). The GUP shall be determined as follows:

Tax Rate
GUP =
1- Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate, including any applicable excise tax rate, applicable to Executive in the year in which the payment under paragraph (b)(i) is made.

(iii)	Such Initial Excess Parachute Payment and such tax allowance shall be paid to the applicable taxing authority for the benefit of Executive when due, or if such Initial Excess Parachute Payment and/or tax allowance are paid by Executive, then to the Executive no later than the end of Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the required taxing authority.

(c) Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which Executive is a party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the “Determinative Excess Parachute Payment”) then the Company’s independent accountants shall determine the amount (the “Adjustment Amount”) Executive must pay to the Company or the Company must pay to Executive in order to put Executive (or the Company, as the case may be) in the same position as Executive (or the Company, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess

Parachute Payment. In determining the Adjustment Amount, the independent accountants shall take into account any and all taxes (including any penalties and interest) paid by or for Executive or refunded to Executive or for Executive’s benefit. As soon as practicable after the Adjustment Amount has been so determined, but not later than two and one-half months after the end of the year in which the Adjustment Amount has been so determined, the Company shall pay the Adjustment Amount to Executive or Executive shall repay the Adjustment Amount to the Company, as the case may be. The purpose of this paragraph is to assure that (i) Executive is not reimbursed more for the golden parachute excise tax than is necessary to make him whole, and (ii) if it is subsequently determined that additional golden parachute excise tax is owed by him, additional reimbursement payments will be made to him to make him whole for the additional excise tax.

(d) In each calendar year that Executive receives payments or benefits under this Agreement and/or a Company sponsored employee benefit plan, Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent accountants of the Company as described above. The Company shall indemnify and hold Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys’ fees, interest, fines and penalties) that Executive incurs as a result of so reporting such information. Executive shall promptly notify the Company in writing whenever Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section is being reviewed or is in dispute. The Company shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Agreement). Executive shall cooperate fully with the Company in any such proceeding. Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Company may have in connection therewith without prior consent of the Company.

If in the sole discretion of the Committee after consultation with the Executive that a Change of Control is imminent, but in any case, prior to a Change in Control (or immediately after a Change of Control if, notwithstanding this paragraph (e), such formation and funding has not been completed), the Company agrees to form and fund a Rabbi trust (the “Trust”) substantially similar to the trust entered into by the Company prior to the change of control in 2011 with sufficient monies to fulfill all of the severance obligations hereunder and those of all other corporate executives. Furthermore, additional funds will be deposited in the Trust to pay for legal and other expenses in an amount no less than the funding in 2011.

11.	NON-COMPETITION; NON-SOLICITATION; NON-DISCLOSURE; POST-TERMINATION COOPERATION

(a) Upon any termination of Executive’s employment hereunder, other than a termination (whether voluntary or involuntary) following a Change in Control), as a result of which the Company is paying Executive benefits under Section 6 of this Agreement, for the period of time specified below following such termination, the Executive shall not, except with the Company’s express prior written consent or in the proper course of his employment with the Company, directly or indirectly, in any capacity, for the benefit of any person (including the Executive):

(i)	For a period of one year after the Date of Termination, become employed by, own, operate, manage, direct, invest in, or otherwise directly or indirectly engage in or be employed by any person which is a Direct Competitor (as defined below) of the Company, its affiliates, or any of its respective businesses, provided the foregoing goes not apply to an affiliate of such Direct Competitor which does not itself compete with the Company and, in connection therewith, the Executive may own equity in such non-competing affiliates. In addition, Executive may own a less than one percent (1%) interest in any competitive company. As used herein, “Direct Competitor” means any person that operates or manages a cord blood preservation and/or storage facility (either existing as of the date of this Agreement or created or launched during the term of this Agreement in the territories in which the Company operated during the term of this Agreement.

(ii)	For a period of 18 months after the Date of Termination, solicit, service, divert, take away or contact any customer or client of the Company, or any of its affiliates, to provide or promote services then provided by the Company, or any of its affiliates, cord blood preservation and/or storage facility industry.

(iii)	For a period of 18 months after the Date of Termination, induce or attempt to induce any employee of the Company or its subsidiaries to stop working for the Company, or any of its affiliates, or to work for any competitor of the Company, or any of its affiliates; provided that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated.

The parties hereto, recognizing that irreparable injury will result to the Company, its business and property in the event of Executive’s breach of this Section agree that in the event of any such breach by Executive, the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

(b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Company. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company, and

Executive may disclose any information regarding the Company which is otherwise publicly available. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

(c) Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

12.	NO EFFECT EMPLOYEE BENEFITS PLANS OR PROGRAMS

The termination of Executive’s employment during the term of this Agreement or thereafter, whether by the Company or by Executive, shall have no effect on the vested rights of Executive under the Company’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

13.	NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Company and their respective successors and assigns.

14.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a) This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

(b) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Florida but only to the extent not superseded by federal law.

18.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, one of whom shall be selected by the Company, one of whom shall be selected by Executive and the third of whom shall be selected by the other two arbitrators. The panel shall sit in a location within fifty (50) miles from the location of the Company, in accordance with the rules of the Judicial Mediation and Arbitration Systems (JAMS) then in effect. Judgment may be entered on the arbitrators award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

19.	PAYMENT OF LEGAL FEES

Reasonable legal fees paid or incurred by Executive (not to exceed $75,000 in the aggregate except in the event of a Change of Control during the term of this Agreement, in which case the Executive shall be paid all reasonable fees and expenses incurred) pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company, provided that the dispute or interpretation has been settled by Executive and the Company or resolved in Executive’s favor, provided that such payment or reimbursement is made by the Company not later than ninety (90) days after the date on which such dispute is resolved in Executive’s favor.

20.	INDEMNIFICATION

During the term of this Agreement, the Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company since August 30, 2011 (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), including the suit brought by Ki Young Choi in 2013, such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Company). If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Company, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

21.	ADVANCES OF EXPENSES

Notwithstanding any provision of this Agreement to the contrary, the Company shall advance, to the extent not prohibited by law, the expenses incurred by Executive in connection with any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company since August 30, 2011 (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), including the suit brought by Ki Young Choi in 2013, and such advancement shall be made within thirty (30) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured. Advances shall be made without regard to Executive’s ability to repay the Expenses and without regard to Executive’s ultimate entitlement to indemnification under the other provisions of this Agreement. Advances shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. The Executive shall qualify for advances upon the execution and delivery to the Company of this Agreement, which shall constitute an undertaking providing that the Executive undertakes to repay the amounts advanced (without interest) to the extent that it is ultimately determined that Executive is not entitled to be indemnified by the Company. No other form of undertaking shall be required other than the execution of this Agreement.

22.	SUCCESSOR TO THE COMPANY

The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

23.	CODE SECTION 409A AND OTHER REQUIRED PROVISIONS

(a) Notwithstanding anything else in this Agreement to the contrary, Executive’s employment shall not be deemed to have been terminated with respect to triggering payment of any severance benefit under this Agreement unless and until Executive has a Separation from Service within the meaning of Code Section 409A. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Company and Executive reasonably anticipate that either no further services will be performed by Executive after the Date of Termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the 36 months immediately preceding the Date of Termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(b) Notwithstanding the foregoing, if Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

(c) To the extent not specifically provided in this Agreement, any compensation, severance or reimbursements payable to Executive pursuant to this Agreement shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

(d) All incentive compensation payable under this Agreement will be subject to deduction, forfeiture, recoupment or similar requirement in accordance with any clawback or similar policy that may be implemented and/or amended by the Company from time to time, including such policies that may be implemented after the date of this Agreement, pursuant to the listing standards of any national securities exchange on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, or other agreement or arrangement with the Executive.

(e) Notwithstanding anything in the Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Company (or any affiliate). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company (or any affiliate) related to the possible securities law violation. This Agreement does not limit Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

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SIGNATURES

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement, on the day and date first above written.

CRYO-CELL INTERNATIONAL, INC.

March 8, 2018	By:	/s/ George Gaines
Date		George Gaines, Chair, Compensation Committee

EXECUTIVE:

March 8, 2018	By:	/s/ David Portnoy
Date		David Portnoy